Exhibit 99.1

News Release

Contacts:

For Immediate Release
Neill Davis, Men’s Wearhouse
(281) 776-7000
Ken Dennard, DRG&L
(713) 529-6600
MEN’S WEARHOUSE ANNOUNCES SELECTED PRELIMINARY
FISCAL 2011 FIRST QUARTER RETAIL SALES RESULTS
Diluted earnings per share expected to be significantly higher than original guidance;
Q1 Adjusted EPS now estimated to be 57%-67% above prior guidance
HOUSTON — May 5, 2011 — The Men’s Wearhouse (NYSE: MW) today announced results for its retail segment sales and updated its diluted earnings per share guidance ranges for the fiscal first quarter ended April 30, 2011.

First Quarter Retail Segment Sales Estimates Summary -Fiscal 2011
			Total Sales	Comparable Store Sales
	U.S. dollars, in millions		Change %	Change%
	Current Year	Prior Year		Current Year		Prior Year

Total Retail Segment	$520.7	$469.8	10.8%
MW	$354.7	$318.3	11.4%	10.8%	(a)	2.4%	(a)
K&G	$106.7	$98.3	8.6%	9.3%	(a)	- 4.9%	(a)

Moores Canada	$53.2	$47.4	12.2%	6.0%	(b)	0.2%	(b)

(a)	Does not include ecommerce sales.

(b)	Comparable store sales change is based on the Canadian dollar.
Neill Davis, EVP and CFO of Men’s Wearhouse, stated, “After a preliminary review of our first quarter retail segment sales results, our GAAP diluted earnings per share are estimated to be in a range of $0.46 to $0.49 or a 59% to 69% increase over the high end of the prior first quarter guidance of $0.29. Adjusted diluted earnings per share are estimated to be in a range of $0.47 to $0.50 or a 57% to 67% increase over the high end of the prior first quarter guidance of $0.30. Retail apparel sales for the quarter were driven by increases in average transaction values due to stronger than expected responses to the Company’s value offerings during the quarter.
“We continue to transition our business from an everyday low price to a more aggressive promotional model and are encouraged with the very positive customer responses to our value offerings we received during the first quarter. Current market conditions require an aggressive and flexible promotional strategy and we will continue to adjust our tactics to maximize our returns. We will likely experience continued volatility in actual versus estimated results until we anniversary our promotional strategies and as macro-economic conditions change,” concluded Davis. Adjusted earnings per share exclude estimated acquisition integration expenses of $0.7 million ($0.4 million after tax or $0.01 per diluted share outstanding).

Men’s Wearhouse plans to announce actual 2011 first quarter results as well as provide second quarter and updated full year guidance on June 8, 2011. Management will hold a conference call to review the quarter and guidance. The conference call dial-in information will be released two weeks prior to the event.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,187 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of TwinHill in the United States and Dimensions and Alexandra in the United Kingdom.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 29, 2011.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.menswearhouse.com. The website for K&G is www.kgstores.com. The website for Moores is www.mooresclothing.com. The website for Dimensions is www.dimensions.co.uk, the website for Alexandra is www.alexandra.co.uk and the website for TwinHill is www.twinhill.com.
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